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Exhibit 4.4

AMENDMENT NO. 1 TO MINIMUM BORROWING NOTE, REVOLVING NOTE AND
SECURITY AGREEMENT

March 23, 2004

        Reference is made to (i) that certain Secured Minimum Borrowing Convertible Note dated August 28, 2003 (as amended, modified or supplemented from time to time, the "Minimum Borrowing Note"), made by Digital Angel Corporation, a Delaware corporation (the "Borrower"), in favor LAURUS MASTER FUND, LTD., c/o Ironshore Corporate Services Ltd., P.O. Box 1234 G.T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands ("Laurus") in the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000), (ii) that certain Secured Revolving Convertible Note dated August 28, 2003 (as amended, modified or supplemented from time to time, the "Revolving Note" and, together with the Minimum Borrowing Note, the "Notes") made by the Borrower in favor of Laurus in the original principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000) and (iii) that certain Security Agreement, dated as of August 28, 2003 (as amended, modified or supplemented from time to time, the "Security Agreement"), between the Borrower and Laurus. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the applicable Note or, if not defined therein, in the Security Agreement.

        WHEREAS, the Borrower and Laurus have agreed to amend, pursuant to this Amendment No. 1 (this "Amendment"), each Note and the Security Agreement to change certain terms of each Note and the Security Agreement, and the Borrower desires to make such changes;

        NOW, THEREFORE, in consideration for the execution and delivery by the Borrower of this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I.    Amendments to Minimum Borrowing Note.

        1.     Section 2.2 of the Minimum Borrowing Note is hereby deleted in its entirety and the text "[Intentionally Deleted]" is inserted in lieu thereof.

        2.     Section 3.1 of the Minimum Borrowing Note is hereby amended by deleting the text "at the conversion price set forth in Section 3.2 (the "Conversion Price")" set forth therein and inserting the text "at the then applicable Fixed Conversion Price (as defined below)" in lieu thereof.

        3.     Section 3.2 of the Minimum Borrowing Note is hereby deleted in its entirety and the following new Section 3.2 is inserted in lieu thereof:

          "3.2.    Conversion Price Adjustment.    For purposes of this Note, the initial "Fixed Conversion Price" shall mean $2.64, provided that such Fixed Conversion Price may be adjusted as provided in this Section 3.2 and in Section 3.6. The Fixed Conversion Price shall be adjusted upward immediately following each conversion under Section 3.1 hereof (calculated on a cumulative basis) of $2,000,000 (each, a "Specified Event"). Following the occurrence of each Specified Event, the Fixed Conversion Price shall be equal to 110% of the average closing prices for the Common Stock on the principal trading exchange or market for the Common Stock (the "Principal Market"), or on any securities exchange or other securities market on which the Common Stock is then being listed or traded, for the three (3) trading days immediately prior to the occurrence of the Specified Event."

II.    Amendments to the Revolving Note.

        1.     Section 2.2 of the Revolving Note is hereby deleted in its entirety and the text "[Intentionally Deleted]" is inserted in lieu thereof.

        2.     Section 3.1 of the Revolving Note is hereby amended by deleting the text "at the conversion price set forth in Section 3.2 (the "Conversion Price")" appearing therein and inserting the text "at the then applicable Fixed Conversion Price (as defined below)" in lieu thereof.

        3.     Section 3.2 of the Minimum Borrowing Note is hereby deleted in its entirety and the following new Section 3.2 is inserted in lieu thereof:

          "3.2.    Conversion Price Adjustment.    For purposes of this Note, the initial "Fixed Conversion Price" shall mean $2.64, provided that such Fixed Conversion Price may be adjusted as provided in this Section 3.2 and in Section 3.6. The Fixed Conversion Price shall be adjusted upward immediately following each conversion under Section 3.1 hereof (calculated on a cumulative basis) of $2,000,000 (each, a "Specified Event"). Following the occurrence of each Specified Event, the Fixed Conversion Price shall be equal to 110% of the average closing prices for the Common Stock on the principal trading exchange or market for the Common stock (the "Principal Market"), or on any securities exchange or other securities market on which the Common Stock is then being listed or traded, for the three (3) trading days immediately prior to the occurrence of the Specified Event."

III.    Amendment to Security Agreement.

        1.     Annex A to the Security Agreement is hereby amended by deleting the definition of "Minimum Borrowing Amount" appearing therein and inserting the following definition in lieu thereof:

          "Minimum Borrowing Amount" means (i) initially, $1,500,000 and (ii) thereafter, such aggregate principal amount outstanding at such time in respect of all Minimum Borrowing Notes then in existence.

IV.    Miscellaneous.

        1.     This Amendment shall be effective as of the date hereof following the execution of same by the Borrower and Laurus.

        2.     There are no other amendments to the Notes or the Security Agreement (other than, in each case, as have been agreed in writing by the parties hereto), and all of the other forms, terms and provisions of each Note and the Security Agreement remain in full force and effect.

        3.     The Borrower hereby represents and warrants to Laurus that as of the date hereof all representation, warranties and covenants made by Borrower in connection with each Note and the Security Agreement are true correct and complete, all of Borrower's covenants requirements have been met and no Default or Event of Default has occurred and is continuing.

        4.     This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to applicable conflict of laws provisions.

* * * *

        IN WITNESS WHEREOF, each of the Borrower and Laurus has caused this Amendment No. 1 to be signed in its name effective as of this 23rd day of March, 2004.

DIGITAL ANGEL CORPORATION

By:
/s/ JAMES P. SANTELLI Name: James P. Santelli Title: Vice President

LAURUS MASTER FUND, LTD.

By:
/s/ DAVID GRIN Name: David Grin Title: Director

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  Exhibit 4.4